File Pursuant to SEC Rule 424(b)(3)
Registration No. 333-136804

QUADRIGA SUPERFUND, L.P. — SERIES A AND SERIES B SUPPLEMENT
DATED OCTOBER 13, 2008 TO PROSPECTUS DATED MAY 19, 2008

SEPTEMBER 2008 PERFORMANCE UPDATE

			Total NAV	NAV per Unit
	September 2008	Year to Date	09/30/08	09/30/08

Series A	-0.07%	12.71%	$35,741,706	$1,675.30
Series B	0.46%	15.69%	$53,295,181	$2,053.20

*	All performance is reported net of fees and expenses

Fund results for September 2008:

Global equities collapsed in September as the financial crisis evolved to a critical stage. Massive U.S. buyouts of Fannie Mae, Freddie Mac, and AIG and large scale global capital injection operations failed to stabilize financial markets. Major financial institutions continued to struggle to roll their debt forward as banks refused to lend to one another. Lehman Brothers, Washington Mutual, and Wachovia collapsed while iconic investment house Merrill Lynch was forced to sell itself to stave off failure. The Dow finished 6.3% lower and the Nasdaq lost 15.6%. In Europe, major indices fell 6-19% while the Russian stock exchange closed for 2 days amid severe capital flight. The Fund’s short positions in this market sector produced gains for the month.

Energy markets continued to drop from record highs three months ago, finishing September with steep losses. U.S. Dollar strength associated with the Fannie Mae/Freddie Mac bailout contributed to a $25 decline in November crude oil prices by mid month. Despite a short lived rally, values finished 13.2% lower on the month as world financial markets trembled under the weight of the credit crisis. As with other physical commodity weakness, the theme of deleveraging manifested itself as much as any factor in the energy markets. November natural gas finished 11% lower, while November gasoline futures lost 12.6% as injection continued at acceptable levels ahead of winter, aided in part by mild weather in many areas of the US. The Fund’s long energy positions resulted in losses for the month.

Other market sectors, relative to the sectors mentioned above, did not reveal significant trends and did not have a substantial influence on this month’s relatively flat performance.

For the month of September 2008, Series A lost -0.07%, while Series B gained 0.46%, net of all fees and expenses.

QUADRIGA SUPERFUND, L.P. — SERIES A
SEPTEMBER 2008 ACCOUNT STATEMENT
(Prepared from Books without Audit for the Month Ended September 30, 2008)

STATEMENT OF INCOME

September 2008

Investment income, interest	$46,408

Expenses
Management fee	55,425
Ongoing offering expenses	29,959
Operating expenses	4,494
Selling Commissions	119,838
Other expenses	2,163
Incentive fee	—
Brokerage commissions	51,329

Total expenses	263,208

Net investment gain (loss)	(216,800)

Realized and unrealized gain (loss) on investments
Net realized gain (loss) on futures and forward contracts	(775,886)
Net change in unrealized appreciation (depreciation) on futures and forward contracts	966,430

Net gain(loss) on investments	190,544

Net increase (decrease) in net assets from operations	$(26,256)

STATEMENT OF CHANGES IN NET ASSET VALUE

September 2008

Net assets, beginning of period	$37,526,903

Net increase (decrease) in net assets from operations	(26,256)
Capital share transactions
Issuance of shares	346,040
Redemption of shares	(2,104,980)

Net increase(decrease) in net assets from capital share transactions	(1,758,940)
Net increase(decrease) in net assets	(1,785,196)

Net assets, end of period	$35,741,707

NAV Per Unit, end of period	$1,675.30

QUADRIGA SUPERFUND, L.P. — SERIES B
SEPTEMBER 2008 ACCOUNT STATEMENT
(Prepared from Books without Audit for the Month Ended September 30, 2008)

STATEMENT OF INCOME

September 2008

Investment income, interest	$63,849

Expenses
Management fee	82,646
Ongoing offering expenses	44,673
Operating expenses	6,701
Selling Commissions	178,693
Other expenses	4,812
Incentive fee	—
Brokerage commissions	116,222

Total expenses	433,747

Net investment gain(loss)	(369,898)

Realized and unrealized gain(loss) on investments
Net realized gain(loss) on futures and forward contracts	(1,907,946)
Net change in unrealized appreciation (depreciation) on futures and forward contracts	2,519,800

Net gain(loss) on investments	611,854

Net increase (decrease) in net assets from operations	$241,956

STATEMENT OF CHANGE IN NET ASSET VALUE

September 2008

Net assets, beginning of period	$49,552,772

Net increase (decrease) in net assets from operations	241,956
Capital share transactions
Issuance of shares	4,053,786
Redemption of shares	(553,333)

Net increase (decrease) in net assets from capital share transactions	3,500,453
Net increase (decrease) in net assets	3,742,409

Net assets, end of period	$53,295,181

NAV Per Unit, end of period	$2,053.20

TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE INFORMATION CONTAINED HEREIN IS ACCURATE AND COMPLETE.

/s/  Nigel James
Nigel James, President
Superfund Capital Management, Inc.
General Partner
Quadriga Superfund, L.P.